Exhibit 99.1

AQCI Appoints Lonnie Hayward Vice-President and Director

SALMON ARM, BC, May 02, 2007 (MARKET WIRE via COMTEX) -- Aquatic Cellulose International Corp. (PINKSHEETS: AQCI), an energy development and production company, is pleased to announce Lonnie Hayward has joined the company as Vice-President and has been appointed to the Board of Directors. Mr. Hayward has served as a key consultant to the company since 2004.

"Over the years, Mr. Hayward has worked closely with us to completely transform the operations," -- Sheridan Westgarde, President of AQCI. "His networking ability and experience have driven our new business model for the oil and gas sector."

It was Hayward's industry contacts that led to AQCI's first-phase acquisitions of the Hamill and Prado leases in 2004. "These ventures have been a boon to our company, providing record-level revenues and setting the stage for second phase acquisitions, more details of which will be released soon," stated Mr. Westgarde.

Commenting on Mr. Hayward's performance as a consultant to AQCI, Mr. Westgarde said, "Shareholders will be pleased to learn that he has worked diligently and invested a great deal of his personal wealth in AQCI for future consideration, further demonstrating his long-term commitment to the company. His dedication, integrity and expertise are qualities rarely found in today's executive. I am excited to have Mr. Hayward onboard and I look forward to his new role as Vice-President and Director in the years ahead."

At AQCI, he will be using his experience to provide direction for the company's energy and technology divisions, to enhance market exposure and to take AQCI forward in line with the company's rapid growth. Prior to AQCI, he worked in investor relations, banking, International finance and corporate development with such companies as Mitsubishi, the Agricultural Bank of China, the Royal Bank of Canada, Ingersol Rand, Sears and Minolta, among others.

Mr. Hayward said, "AQCI is in a unique position to provide industry leading heavy equipment solutions in various marine sectors around the world. At the same time, we have a growing energy portfolio to leverage both businesses. Having worked with many companies at various growth stages, I believe AQCI has tremendous upside potential, which is why I became a long-term investor in the company. I am very excited to finally join AQCI's executive team and I look forward to contributing to the company's continued successes."

About AQCI

AQCI is currently seeking to regain compliance with SEC reporting and NASD listing requirements for relisting on the Over-The Counter (OTC) Bulletin Board exchange as Valor Energy Corp. AQCI's current oil and gas interests are located in Texas with plans to expand to Canada in 2007. Tiger-Lynk, a wholly owned subsidiary of AQCI, offers leading industrial marine manipulators for general construction, timber and specialized operations. The Company's cutting edge technologies, combined with proven management create long term value for AQCI shareholders and partners. Incorporated in Nevada, AQCI is headquartered in Salmon Arm, British Columbia. For more information, visit the company's website at http://www.valorenergy.com.

Contacts:
Aquatic Cellulose International Corp.
Investor Relations
(503)-502-5104